                                    EXHIBIT 11

                      Consent of PricewaterhouseCoopers LLP

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 18, 2003, relating to the financial statements and financial highlights which appear in the March 31, 2003 Annual Reports to Shareholders of the Value Fund, Hickory Fund, Fixed Income Fund and Government Money Market Fund, series of Weitz Series Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Fund Auditor" and "Auditor" in such Registration Statement.


PricewaterhouseCoopers LLP


New York, New York

July 28, 2003